Aftersoft Group Announces That Gerald M. Czarnecki Has Joined Its Board

Monday August 18, 4:00 PM ET

NEW YORK and LONDON, August 18, 2008 (PRIME NEWSWIRE) -- Aftersoft Group Inc. (OTC BB:ASFG.OB - News), a leading supplier of software and services to the automotive aftermarket in the U.S., U.K. and Canada, today announced that veteran turnaround executive, leadership and board governance consultant, Gerald M. Czarnecki has joined its board effective August 13, 2008. Mr. Czarnecki will also serve as Aftersoft’s Lead Director.

Mr. Czarnecki is currently Chairman & CEO of The Deltennium Group, Inc., a consulting and direct investment firm focused on helping organizations achieve peak performance through effective leadership and board governance, effective organization and sound financial management. In addition, Mr. Czarnecki is also currently President & CEO of 02Media, Inc., an organization providing direct response marketing campaign management and infomercial production, educational and branded entertainment TV programming and Internet marketing campaign management. Mr. Czarnecki is also a faculty member for the National Association of Corporate Directors and routinely conducts seminars for boards of directors on such topics as managing audit committees, the board role in risk management and strategy, and board and CEO evaluation, among others.

Prior to founding The Deltennium Group, Mr. Czarnecki was President of UNC Incorporated, a diversified aerospace and aviation company engaged in aftermarket services and military outsourcing services. Prior to joining UNC, Mr. Czarnecki was part of the team recruited by Louis Gerstner to commence the turnaround of IBM Corporation in 1993 as a Senior Vice President in charge of Human Resources and Administration. In 1987, Mr. Czarnecki joined an investor group headed by former US Treasury Secretary William E. Simon, ultimately becoming the Chairman and CEO of one of that group’s portfolio banking companies.

Commented Ian Warwick, Aftersoft’s Chairman and CEO: “We are thrilled to have someone of Gerry’s stature joining our board and serving as our lead director. As we begin preparing for life after the ADNW spin-off, we look forward to Gerry’s participation and input in our efforts to become a World Class Organization.

Commented Gerald Czarnecki: “I look forward to joining the Aftersoft Board and assisting management and the board where I can. I am impressed with the product and service offerings the Company currently enjoys and I believe it is poised to capitalize on key trends within the automotive aftermarket industry as well as other similar industry verticals.”

About Aftersoft Group Inc.

Aftersoft Group, Inc. (OTC BB:ASFG.OB - News) is a supplier of ERP supply chain management solutions to automotive parts manufacturers, distributors and retailers. Aftersoft Group provides the automotive aftermarket with a combination of business management systems, information products, and online services that together deliver benefits for all parties involved in the timely repair of a vehicle. For further information, please visit http://www.aftersoftgroup.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the company's business including, increased competition; the ability of the company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in filings with the Securities and Exchange Commission (SEC).

SOURCE Aftersoft Group Inc.

Source: PR Newswire (August 18, 2008 - 4:00 PM EDT)